                                                                    Exhibit 10.2

                                                              September 17, 1998

Mr. Ronald Rosenzweig
22 Roberts Drive
Short Hills, NJ 07078

Dear Ron:

            This letter will confirm the agreement reached between you and Anadigics, Inc. (the "Company") regarding your employment by the Company.

            1. Effective on October 2, 1998 (the "Effective Date"), you will resign as President and Chief Executive Officer of the Company, and will agree to serve as Chairman of the Board of Directors (the "Board") of the Company. As Chairman of the Board you shall have such powers and duties as may from time to time be assigned to you by the Board.

            2. Your annual salary shall be $241,500.

            3. You will be granted on or prior to the Effective Date 150,000 options to purchase shares of the Company's Common Stock. The exercise price shall be the last reported sales price on the NASDAQ National Market on the last trading day immediately prior to the date of grant ("Date of Grant"). The options shall vest as follows: 50,000 shares on the first anniversary of the Date of Grant with the remaining 100,000 shares vesting at the rate of 12,500 shares at the end of each 90 day period subsequent to the Date of Grant.

            4. During your employment under this Agreement you shall remain eligible to receive such benefits as are generally provided to executive officers of the Company as determined from time to time by the Board.

            5. In the event the Company terminates your employment hereunder without "Cause" (as defined below), you shall be entitled to:

                  (a) an amount equal to the sum of (A) your annual salary set forth in paragraph 2 hereof plus (B) your bonus, if any, earned during the immediately preceding calendar year, such payments to be paid to you within thirty (30) days of termination of your employment;

                  (b) any annual salary earned but not yet paid;

                  (c) any bonus earned but not yet paid;

                  (d) reimbursement for out-of-pocket expenses, properly
            reimbursable, that have been incurred but not yet reimbursed;

                  (e) continuation of your and your dependents' health benefits, if any, at the level in effect on the date of termination through the earlier to occur of (i) twenty-four (24) months from such termination of employment or (ii) the date you commence employment with another entity; and

                  (f) the immediate vesting of any stock options you hold which would have vested within twelve months of the date of termination of your employment; you may exercise such options within twelve (12) months following the date of termination of your employment.

For purposes of this Agreement, "Cause" means

                  (i) Unauthorized use or disclosure of the confidential
            information or trade secrets of the Company;

                  (ii) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

                  (iii) Embezzlement or misappropriation of the assets of the
            Company; or

                  (iv) Misconduct or gross negligence in the performance of
            duties assigned to you as Chairman of the Board.

            If you are in agreement with the foregoing, please sign and return to us a copy of this letter.

                                        Very truly yours,

                                        ANADIGICS, INC.


                                        By /s/ John F. Lyons
                                           -------------------------------------

Accepted and Agreed to as of
the date first above written.


/s/ Ronald Rosenzweig
---------------------------------
      (Ronald Rosenzweig)